Exhibit 1.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EXCLUSIVE SUBLICENSE AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) to the Amended and Restated Exclusive Sublicense Agreement (“Agreement”) is entered into on November 1, 2010 (“Effective Date”) between BioMimetic Therapeutics, Inc.  (“BMTI”), a Delaware corporation (formerly known as BioMimetic Pharmaceuticals, Inc.) and Luitpold Pharmaceuticals, Inc.  (“Luitpold”), a New York corporation (each, individually, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, BMTI has licensed the Licensed Patents, as hereinafter defined, from each of Harvard University and ZymoGenetics, Inc. (each a “Licensor” and collectively, the “Licensors”);

WHEREAS, BMTI and Luitpold entered in to an Amended and Restated Exclusive Sublicense Agreement dated January 4, 2008 (the “Amended Exclusive Sublicense”) granting Luitpold an exclusive worldwide sublicense for the Licensed Technology in the Field of Use and the Field of Extended Use, as hereinafter defined;

WHEREAS, it is the intent of BMTI and Luitpold that no new rights with respect to the Licensed Patents will be conveyed to Luitpold in this Amendment No. 1; and

WHEREAS, BMTI desires to continue the Exclusive Sublicense with the amendments contained herein;

NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed by the Parties that this Amendment No. 1 amends the Amended Exclusive Sublicense between the Parties, as follows:

1.         Article 2.3 is amended as follows:

2.3       Regulatory Approvals.

(a)                To the extent set forth in this Section 2.3, either Party may seek to obtain, at such Party’s sole expense, except as may be applicable under the concurrently executed Amendment No. 1 to the Agreement Terminating Research, Development and Marketing Agreement between the Parties, regulatory approval for a Licensed Product required by Luitpold to exercise its rights granted in Section 2.1 and 2.2 above in the Field of Use in humans in the European Union except that prior to the expiration of BMTI’s right to seek approval of GEM 21S® in the European Union, Luitpold shall not conduct studies or seek approval of GEM 21S® in Europe.  With respect to GEM 21S®, BMTI shall, upon expiration of BMTI’s right to seek approval of GEM 21S® in Europe, assign to Luitpold all pending applications for regulatory approval required by the European Union for Luitpold to exercise the rights granted in Sections 2.1 and 2.2 above in the Field of Use for humans in the European Union. (It is understood that the current trademark for the GEM 21S® product pending for approval before the EU authorities is GEMESIS™, and that all references herein to GEM 21S® include reference to GEMESIS™.)

(b)               Each Party agrees to keep the other Party informed of any scientific, medical or regulatory issues involving their applications to obtain approval of products involving rhPDGF and β-TCP in the European Union, and to share – subject to the provisions of Article 7 – all communications with the regulatory authorities in the European Union concerning their products.  Each Party agrees to provide to the other Party a right of reference to the submissions in the European Union by that Party or, if a right of reference is not acceptable, to permit the other Party the right to include its information in the Other Party’s submission and to provide the other Party copies of all reports of clinical and pre-clinical studies that the other Party can use and submit in support of the other Party’s application for approval.

(c)                Except as provided by subparagraph (a) above, prior to expiration of BMTI’s right to seek approval of GEM 21S®) in Europe, Luitpold or its designee or sublicensee shall have the right to conduct clinical or preclinical trials or any analytical testing within the Field of Use necessary to obtain approval of a Licensed Product(other than GEM 21S®) in the European Union; provided, however, that Luitpold will provide BMTI with a copy of all protocols used by Luitpold in seeking approval of a Licensed Product in the European Union and all data and reports generated through such studies.  Any such protocols, data and reports shall be provided to BMTI within thirty (30) days of submission of same to the European regulatory authority.  Luitpold shall be solely responsible for all other clinical trials and trial and related costs it performs.

(d)               BMTI shall have the right to seek approval of GEM 21S® in the European Union as a medical device by either (1) obtaining reclassification of GEM 21S® as a medical device and filing for a CE mark for GEM 21S® and/or (2) by including indications for use of the GEM 21S® as a stand-alone product for treatment of periodontal or gingival defects within the Field of Use within any approval application for BMTI’s AUGMENTTM orthopedic product as a medical device.  BMTI’s right to seek approval of GEM 21S® or any Licensed Product in the European Union as a medical device shall expire upon the earliest of: (1) BMTI’s receipt of a decision denying its request to reclassify GEM 21S® as a medical device; (2) March 31, 2011, if BMTI has not obtained a reclassification of GEM 21S® as a medical device by that date; or (3) upon the expiration of eighteen (18) months from the date of any reclassification decision issued on or before March 31, 2011, unless prior to such date it has received an EU Approval or a Constructive Approval, as defined in Section 2 of the Agreement Terminating Research Development and Marketing Agreement, as amended in Amendment No. 1, by such date.  Upon the occurrence of a final EU approval or a Constructive Approval, or otherwise upon the expiration of BMTI’s right to seek regulatory approval of GEM 21S® as a medical device in the European Union, BMTI shall cease all activities towards approval of GEM 21S® in the Field of Use, and assign all rights, including any pending applications, to Luitpold and thereafter Luitpold alone shall have the right to seek/maintain approval of GEM 21S® and any Licensed Product in the European Union by any applicable regulatory pathway.

(e)                Within thirty (30) days of the Effective Date of this Amendment No. 1, BMTI shall, at BMTI's cost, provide Luitpold with a complete copy of the pending application for approval of GEM 21S® before the European Medicines Agency and any reclassification request pending.

(f)                The Parties agree to assist each other in their respective attempts to obtain approval of GEM 21S® or any Licensed Product in the European Union.  Each Party agrees to allow the other Party to reference and/or include data about Licensed Products (which shall be deemed to include products within and outside the Field of Use) in the approval application of the other.  The Parties agree to the extent possible to coordinate their efforts to the goal of obtaining the earliest possible approval of GEM 21S® in the European Union such that Luitpold can exercise the commercialization and distribution rights granted in Sections 2.1 and 2.2 above.

(g)               BMTI shall assist Luitpold and, if applicable, any sublicensee and/or any agent of either who may seek to obtain and maintain approval of GEM 21S® in the European Union, in obtaining access, under terms of confidentiality in effect between Novartis and BMTI, to any information on PDGF necessary to either act as Qualified Person in the European Union and/or to obtain and maintain approval of GEM 21S® in the European Union.

2.         Except as expressly amended herein, all of the provisions of the Amended Exclusive Sublicense shall remain in full force and effect.

3.         Capitalized terms not defined herein or in the Amended Exclusive Sublicense shall have the meaning of such terms as set forth in the R&D Agreement Amendment.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment No. 1 as of the Effective Date in duplicate originals.

BIOMIMETIC THERAPEUTICS, INC.

By:  /s/ Samuel Lynch
Name:  Samuel Lynch, D.D.S. D.MSc.
Title:  President and CEO

LUITPOLD PHARMACEUTICALS, INC.

By:  /s/ Mary Jane Helenek
Name:  Mary Jane Helenek, R.Ph., M.S., M.B.A.

Title:  President and CEO